CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in Registration Statement No. 333-267146 on Form S-8 of our report dated August 14, 2024 (April 23, 2025, as to the effects of the current restatement discussed in Notes 2 and 31) relating to the financial statements of Polestar Automotive Holding UK PLC appearing in this Annual Report on Form 20-F/A for the year ended December 31, 2023. /s/ Deloitte AB Gothenburg, Sweden April 23, 2025